Exhibit 99.01


                                                           FOR IMMEDIATE RELEASE

From:    Metro-Tel Corp.
         290 N.E. 68th Street
         Miami, FL 33138

         M. Steiner        (305) 754-4551
         V.J. Indelicato   (813) 814-0722

Metro-Tel Corp. (MTF) Approved to Trade on the Chicago Stock Exchange under New Symbol MTF

Miami, FL -- January 8, 1999-- Metro-Tel Corp. (OTC Bulletin Board: MTRO) today announced that it has been approved to trade its securities on the Chicago Stock Exchange (CHX). Trading will commence on Monday, January 11, 1999 under the new symbol MTF. The Company's Common Stock will continue to be quoted on the Nasdaq OTC Electronic Bulletin Board under the symbol MTRO.

Michael Steiner, President of Metro-Tel Corp., said that "trading on the CHX provides the Company and its stockholders with many advantages". He indicated that "the Company's securities will be handled by a specialist who will be familiar with our stock".

The CHX is the fastest growing, most technologically advanced exchange in the United States, providing the highest quality trade executions for over 4,000 securities. It also provides longer trading hours by staying open until 4:30 PM
(ET).

Metro-Tel Corp. is a leading distributor of industrial dry cleaning equipment in the southeastern United States, the Caribbean and South America, and is also a manufacturer of telephone test equipment and peripheral telephone products.